Exhibit 99.1

Contact:	Matthew Shapiro

(212) 655-0220

Capital Trust Announces Public Offering of 2,000,000 Shares

of Class A Common Stock

NEW YORK, NY – October 30, 2006 - Capital Trust, Inc. (NYSE: CT) announced today that it has agreed to sell 2,000,000 shares of its class A common stock raising gross offering proceeds of approximately $90 million through an underwritten public offering. Bear, Stearns & Co. Inc. is acting as the sole underwriter of the offering. The offering will be made under Capital Trust's existing shelf registration statement filed with the Securities and Exchange Commission. All of the shares in the offering are being sold by Capital Trust.

The Company expects that the offering will be completed on or about November 3, 2006, subject to customary closing conditions.

Capital Trust intends to use the net proceeds from this offering for general corporate purposes, including funding balance sheet investment activity, the repayment of indebtedness, working capital and potential business acquisitions.

Additional information and details with respect to the offering will be included in a final prospectus supplement and related prospectus that will be filed with the Securities and Exchange Commission prior to closing. When available, copies of the final supplement and the related prospectus may be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, Attention: Prospectus Department (631) 274-8321.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Capital Trust

Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products. To date, the Company’s investment activities have focused primarily on the U.S. commercial real estate subordinate debt markets. Capital Trust executes its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.